Exhibit 5.2

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

July 29, 2016	FILE NO: 29387.000002

Board of Directors

Olin Corporation

190 Carondelet Plaza, Suite 1530

Clayton, Missouri 63105

Olin Corporation

Registration Statement on Form S-4 for Exchange of

Outstanding Notes for New Notes

to be Registered under the Securities Act of 1933

Ladies and Gentlemen:

We have acted as special Virginia counsel to Olin Corporation, a Virginia corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed on the date hereof by the Company and Blue Cube Spinco Inc., a Delaware corporation and wholly-owned subsidiary of the Company (the “Issuer”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) $720,000,000 aggregate principal amount of the Issuer’s 9.75% Senior Notes due 2023 (the “2023 Exchange Notes”), (ii) $500,000,000 aggregate principal amount of the Issuer’s 10.00% Senior Notes due 2025 (the “2025 Exchange Notes” and, together with the 2023 Exchange Notes, the “Exchange Notes”) and (iii) the guarantees of the Issuer’s obligations under the Exchange Notes by the Company (the “Exchange Guarantees”). The Exchange Notes and Exchange Guarantees are to be issued in exchange (the “Exchange Offer”) for equal aggregate principal amounts of the Issuer’s unregistered 9.75% Senior Notes due 2023 (the “2023 Original Notes”) and unregistered 10.00% Senior Notes due 2025 (the “2025 Original Notes and, together with the 2023 Original Notes, the “Original Notes”) and the guarantees of the Issuer’s obligations under the Original Notes by the Company (the “Original Guarantees”), each of which was issued on October 5, 2015 in reliance on exemptions from registration under the Securities Act for offers and sales of securities not involving public offerings. The terms of the Exchange Offer are described in the prospectus that forms a part of the Registration Statement (the “Prospectus”).

ATLANTA    AUSTIN    BANGKOK    BEIJING    BRUSSELS     CHARLOTTE    DALLAS    HOUSTON    LONDON    LOS ANGELES

McLEAN    MIAMI    NEW YORK    NORFOLK    RALEIGH    RICHMOND    SAN FRANCISCO    TOKYO    WASHINGTON

www.hunton.com

Olin Corporation, Board of Directors

July 29, 2016

The 2023 Original Notes and related Original Guarantees were, and the 2023 Exchange Notes and related Exchange Guarantees will be, issued pursuant to the terms of an Indenture, dated as of October 5, 2015 (the “2023 Base Indenture”), between the Issuer and U.S. Bank National Association, as trustee (the “Trustee”), as modified by the Supplemental Indenture, dated as of October 5, 2015 (the “2023 Supplemental Indenture”), among the Company, the Issuer and the Trustee. The 2025 Original Notes and related Original Guarantees were, and the 2025 Exchange Notes and related Exchange Guarantees will be, issued pursuant to the terms of an Indenture, dated as of October 5, 2015 (the “2025 Base Indenture” and, together with the 2023 Base Indenture, the “Base Indentures”), between the Issuer and the Trustee, as modified by the Supplemental Indenture, dated as of October 5, 2015 (the “2025 Supplemental Indenture” and, together with the 2023 Supplemental Indenture, the “Supplemental Indentures”), among the Company, the Issuer and the Trustee. The Base Indentures and the Supplemental Indentures are collectively referred to herein as the “Indentures.”

This opinion is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5)(i) of Regulation S-K.

In connection with the foregoing, we have examined the following documents:

(1) executed copies of the Base Indentures;

(2) executed copies of the Supplemental Indentures (including the Exchange Guarantees);

(3) forms of the global notes representing the Exchange Notes;

(4) the Company’s Amended and Restated Articles of Incorporation, as amended through the date hereof;

(5) the Company’s Bylaws, as amended through the date hereof;

(6) resolutions of the Company’s Board of Directors, adopted on August 19, 2015 and September 30, 2015;

(7) a certificate issued by the Clerk of the State Corporation Commission of the Commonwealth of Virginia on the date hereof, to the effect that the Company is existing under the laws of the Commonwealth of Virginia and in good standing; and

(8) the originals (or copies identified to our satisfaction) of such documents and records of the Company, certificates of public officials and officers of the Company and such other documents, certificates, records and papers as we have deemed necessary to render the opinions set forth herein.

Olin Corporation, Board of Directors

July 29, 2016

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the accuracy, completeness and authenticity of all corporate records and other information made available to us by the Company, (iv) the legal capacity of natural persons, (v) the genuineness of signatures not witnessed by us and (vi) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof upon such parties (other than the due authorization, execution and delivery of the Indentures (including the Exchange Guarantees) by the Company, as to which we express our opinion in paragraphs 2 and 3 below).

As to factual matters, we have relied upon representations included in the documents submitted to us, upon certificates of officers of the Company and upon certificates of public officials, without independent verification of their accuracy.

We do not purport to express an opinion on any laws other than those of the Commonwealth of Virginia.

Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Virginia with corporate power to create and issue the Guarantees.

2. The Indentures have been duly authorized, executed and delivered by the Company.

3. The Exchange Guarantees have been duly authorized by the Company.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the statement made in reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission. Cravath, Swaine & Moore

Olin Corporation, Board of Directors

July 29, 2016

LLP, as special counsel to the Company and the Issuer for the Exchange Offer, is entitled to rely on the opinions set forth in this letter for purposes of the opinion it proposes to deliver to you on the date hereof in connection with the Exchange Offer.

Very truly yours,

/s/ Hunton & Williams LLP